EXHIBIT 10.28

Agreement for Clinical Trials

(without CRO)

This Agreement for Clinical Trials (without CRO) (hereinafter, this “Agreement”) is made this 18  day of March 2010 by and between Medgenics Medical Israel, Ltd., a company organized and existing under the laws of the State of Israel with offices at Misgav Business Park, Misgav, Israel (hereinafter - the Company), and The Medical Research, Infrastructure, and Health Services Fund of the Tel Aviv Medical Center, a ____________ organized and existing under the laws of the State of Israel with offices at _____________________ (hereinafter - the Fund), and Dr. Doron Schwartz, an individual residing at _________________________, and having Israeli I.D. No.: 5556763-0 (hereinafter - the Principal Investigator). Each of the Company, the Fund, and the Principal Investigator may be referred to herein as a “Party” and collectively as the “Parties”.

Whereas: -

a.
The Company has expressed its interest in managing the Clinical Trial, the subject of which is “Safety and Efficacy of Sustained Erythropoietin Therapy of Anemia in Chronic Kidney Disease Patients using EPODURE Biopump” (hereinafter: the “Trial”), with Company’s code name “EPODURE Trial”, bearing protocol No. MG-001-02, a copy of which is attached as Appendix A hereto (hereinafter: the “Trial Protocol”); and

b.
The Company has warranted that to the best of its knowledge it is either the sole owner of, or has license to, the intellectual property rights in the Product, as defined below, and the Trial Protocol, and there is no prohibition under any law and/or agreement to the Company executing this Agreement and performing its obligations hereunder in all material respects; and

c.
The Fund and the Principal Investigator have the ability, the facilities and the staff to perform the Trial, and the Fund and the Principal Investigator have agreed to perform the Trial, without any promise of success. The Fund and the Principal Investigator have warranted that there is no prohibition under any law and/or agreement to the Fund or the Principal Investigator executing this Agreement and performing their respective obligations hereunder in all material respects; and

d.	The Company has agreed to pay the Fund the consideration, specified in Appendix C hereto, for the performance of the undertakings of the Principal Investigator and the Fund under this Agreement; and

e.
The Company shall not pay the Principal Investigator any consideration, it being agreed that the Principal Investigator will conduct the Trial under the auspices of the Fund and in consideration of whatever compensation the Fund will pay to the Principal Investigator pursuant to a separate agreement among them.

NOW, THEREFORE, in consideration of the Parties’ mutual covenants and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Preamble and Appendices

a.	The preamble to this Agreement and the representations contained therein constitute an integral part of the Agreement.

b.	The appendices appended to this Agreement, as specified hereunder, constitute an integral part of the Agreement: -

Appendix A - Trial Protocol

Appendix B - List of Trial Personnel

Appendix C - Trial Budget and Schedule of Payments

Appendix D - Directives of Ministry of Health

c.
The provisions of this Agreement shall prevail - in the event of a contradiction or non-compliance - over the provisions of any appendix attached to this Agreement or which shall be attached hereto in the future, unless said appendix explicitly provides that its provisions shall prevail over this Agreement. However, existing and/or future Ministry of Health regulations and/or guidelines shall prevail over the provisions of this Agreement and/or any appendix provided that said regulations and/or guidelines are stricter regarding the Company’s undertakings than the Company’s undertakings under this Agreement and/or any appendix.

2.	Definitions

In this Agreement, the following terms when capitalized shall have the following meanings set forth below:

“Ministry of Health Approval”
Approval of the Director General of the Israeli Ministry of Health, or to whomever he/she delegated the authority for this purpose, for the performance of the Trial by the Fund according to the National Health Regulations.

“Hospital”	The Tel-Aviv Sourasky Medical Center.

this “Agreement”	This Agreement and its appendices.

the “Product(s)”	BIOPUMP implanted tissue platform for sustained production and delivery of erythropoietin (EPODURE)

the “Trial”
as defined in Preamble clause “a”, i.e., the Clinical Trial, which shall be performed under this Agreement and the Trial Protocol, as each may be modified or updated from time to time subject to the consent of Fund and Company in writing and in advance.

the “Helsinki Declaration”
the Declaration containing the recommendations guiding investigators in biomedical trials involving human beings, Helsinki 1964, as amended in Tokyo 1975, and a draft of which appears in the attachment to the National Health Regulations.

“Trial Protocol”
as defined in Preamble clause “a”, and appended hereto as Appendix “A” to this Agreement, as may be modified or updated from time to time subject to the consent of the Fund and the Company in writing and in advance.

the “IRB”	the Internal Review Board appointed pursuant to the National Health Regulations, the role of which is to approve any medical experiment on human subjects that will be conducted by the Fund.

“Trial Personnel”	the team that shall be employed by the Hospital or the Fund for conducting the Trial, including the Principal Investigator.

“Participants in the Trial”	A group of persons chosen by the Principal Investigator according to criteria established in the Trial Protocol.

“GCP”	Ethical and scientific quality standards for designing, conducting, recording, and reporting trials that involve the participation of human subjects, as customized by the Fund.

“National Health Regulations”	National Health Regulations (Medical Trials on Humans), 5741-1980.

3.	The Engagement

3.1
Upon signing this Agreement, the Company appoints the Fund and the Principal Investigator, and those two parties undertake, each of them pursuant to its authority and share, to perform the Trial according to the stages thereof, within the framework and by means of the Hospital and to provide all needed facilities, materials and services necessary to complete the Trial, while complying with the schedule, the Trial budget and the Trial Protocol in Appendix “A”, and while complying with the demands and terms established by the Ministry of Health, and all pursuant to the terms and conditions of this Agreement. The Fund shall be responsible for and obtain all approvals required under any applicable law for the conduct of the Trial.

3.2
Notwithstanding sub-section 3.1 above, in the event that the employer-employee relationship between the Principal Investigator and the Hospital and/or the Fund is terminated for any reason and/or in the event the Principal Investigator goes on leave and/or is unable and/or unwilling to carry out his duties under this Agreement, for any reason, the Fund may appoint a substitute Principal Investigator in place of the Principal Investigator subject to the prior written approval of the Company, which shall not unreasonably be withheld.

4.	The Term of the Agreement

4.1
Subject to the terms of this Agreement, the Term of the Agreement shall be the duration of the Trial as defined in the Trial Protocol, which shall commence on                                 and end upon completion of the Trial; provided, however, that the rights and obligations under Sections 5.6, 6, 8, 9, 10, 11, 12 and 15 shall survive the termination or expiration of this Agreement.

4.2
Notwithstanding the aforesaid in sub-section 4.1 above, but subject to the provisions that survive termination, the Parties may bring this Agreement to an early end at any time, in writing, upon the occurrence of one (or more) of the following events: -

4.2.1	by the Company only, at any time at its sole discretion, by way of a written notice to the Fund, thirty (30) days in advance.

4.2.2
if the Ministry of Health has voided, directly or indirectly, its approval of the Trial or has conditioned its approval on conditions, as to which the Fund has notified the Company that it does not intend and/or is unable to comply with these conditions in whole or in part. In such case the Agreement shall be terminated not later than ten (10) days after such notice shall have been sent to the Company.

4.2.3
A Party breaches this Agreement and does not cure such breach within thirty (30) days after having received a notice in writing from the other Party demanding a cure of the breach in reasonable detail so that the breaching Party is on notice of the nature of the breach.

4.2.4
A party enters into bankruptcy or liquidation proceedings or a receiver is appointed over part or all of its assets, and such proceedings are not ceased within a period of forty five (45) days from the time that they have commenced.

4.2.5
An adverse effect occurs to the Participants in the Trial, which, in the absolute discretion of the Fund and/or the Principal Investigator and/or the IRB, jeopardizes the safety of the Participants in the Trial and/or the Trial Personnel, and prior notice thereof is given immediately to the Company by any member of the Trial Personnel and the Principal Investigator within a reasonable time from the discovery of such adverse effect. In such case the Agreement shall be terminated immediately after such notice shall be sent.

For the removal of any doubt, it is agreed that the Principal Investigator may not terminate this Agreement under this section.

4.3
For the avoidance of any doubt, the termination of this Agreement, for any reason, shall not prejudice the Company’s undertaking to pay the Fund for all services and expenditures of the Fund under this Agreement until the termination of the Agreement.

5.	The Trial

5.1
The Company shall supply to the Principal Investigator the Products and/or parts of the Product and/or the materials from which the Product is composed, without consideration, at the necessary pharmaceutical standard, all in accordance with the schedule and in the quantities provided in the Trial Protocol.

5.2
The Trial shall be performed and managed by the Principal Investigator at the Hospital facilities, while making use of the Hospital’s resources, without payment of further consideration by the Company therefore.

5.3
The Principal Investigator shall carry out the Trial in accordance with the Trial Protocol, GCP, and all the relevant laws and regulations prevailing in Israel and in accordance with all necessary permits and/or licenses from the relevant authorities.

5.4
In performance of the Trial, the Fund shall employ, directly or indirectly, the Trial Personnel, which will comprise the individuals specified in the list appended herewith and marked as Appendix B to this Agreement. In the event that any of the Trial Personnel so identified cease to be available for the Trial, the Fund will use its best efforts to procure within 30 days a substitute of a suitably qualified person acceptable to the Company. The Fund and the Principal Investigator represent and warrant that none of the Trial personnel has been debarred, disqualified or banned from conducting clinical studies by any regulatory agency, including the Israeli Ministry of Health and the U.S. Food & Drug Administration. In the event that prior to or during the Trial, the Fund or the Principal Investigator become aware that any of the Trial Personnel becomes disbarred, or is in the process of disbarment, the Fund will immediately notify the Company in writing and the Fund will procure within 30 days a substitute of a suitably qualified person acceptable to the Company.

5.5
Subject to the provisions of sub-section 11 below, the representatives of the Company shall have the right to examine the results, notes and other documents and representations obtained during the course of the Trial, during regular working hours and confidentially inspect the Principal Investigator’s and the Hospital’s facilities required for performance of the Trial, after providing advanced written notice and at a reasonable time.

To avoid any doubt, it is clarified that this sub-section and any provision of this Agreement shall not be deemed as providing management and/or supervision authority to the Company or to anyone on its behalf over the Trial and/or the Principal Investigator and/or whomever of the Trial Personnel.

5.6
In performance of the Trial, pursuant to this Agreement, the Company undertakes to continue to supply the Product to the Fund and/or the Hospital, without consideration, in order to complete the commenced treatment of the Participants of the Trial at the Principal Investigator’s sole and reasonable discretion, or as part of the Trial Protocol, should one of the Participants of the Trial become dependent on the Product.

To avoid any doubt, it is hereby clarified that this obligation of the Company shall remain in effect even in the event that the Agreement has been terminated or is voided for any reason, but only for so long as it shall be required under the guidelines of the Ministry of Health.

5.7
Notwithstanding the Company’s undertakings under this Agreement, the Company undertakes to abide by all the relevant laws and regulations prevailing in Israel and in accordance with and after all necessary permits and/or licenses from the relevant authorities, as are presented to it by the Fund.

6.	Reporting and Follow-Up

6.1
The Principal Investigator shall meet with the representatives of the Company, during the customary working hours and to a reasonable extent, in order to report to the Company, on an ongoing and consecutive basis, and in order to update the Company in all matters related to the performance of the Trial, its progress, difficulties, solutions, etc. The Principal Investigator shall promptly advise the Company of any serious adverse event or unanticipated effect occurring during the Trial, or subsequent to the completion or termination of the Study, that becomes known to him.

6.2
The Principal Investigator shall prepare and maintain reasonably complete and accurate written records, accounts, notes, report and data of the Trial, including case report forms. The Principal Investigator shall prepare the case reports forms (CRF) legibly and accurately (or ensure that a co-Investigator does so) throughout the Trial, and shall make the CRF available to the Company. The Principal Investigator will retain or will cause the Fund to retain all such materials and data that the Fund has to retain under any applicable law for such periods as such law determines.

6.3	The Principal Investigator hereby undertakes to adhere to the accuracy of the Trial results as required by the Helsinki Declaration and the GCP.

7.	Financing of the Trial

7.1
In consideration for the performance of the Trial under this Agreement, the Company shall pay the Fund the consideration specified in Appendix C to this Agreement on the dates specified in Appendix C. Such payments shall be made against a proper invoice render a reasonable time in advance of the due date for the payment.

7.2
To avoid any doubt, it is hereby clarified that the Fund and/or the Principal Investigator shall not perform any acts which deviate from the acts specified in the Trial Protocol and/or are specifically mentioned in this Agreement unless the Fund and the Company have both approved said acts, in advance and in writing.

8.	Insurance and Indemnity

8.1
The Company shall indemnify and hold harmless the Hospital, the Fund, the Principal Investigator, the Trial Personnel and all other employees of the Hospital and the Fund (hereinafter: the “Indemnitees”) from and against any loss, damage, liability and expense (including legal costs) arising out of or resulting, directly or indirectly, from the use of the Products and/or any other materials which have been supplied by the Company and/or from conducting the Trial in accordance with the Trial Protocol, except to the extent that such loss, damage, liability or expense are a result of the negligent acts, willfulness, misconduct or breach of contract of any of the Fund, the Principal Investigator or the Trial Personnel.

This indemnity is subject to the following conditions:

8.1.1
The indemnity shall not apply in case of claims or losses arising from a breach of the Trial Protocol, GCP, Helsinki Declaration, National Health Regulations, and/or any other applicable law or regulation relating to the Trial.

8.1.2	The Company will be notified promptly and in writing of any complaint or claim promptly after the Fund becomes aware of the same.

8.1.3	The Company will be given absolute and sole discretion in the defense and settlement of any such complaint or claim.

8.1.4
The Fund shall cooperate with and give the Company reasonable assistance in connection with any such claim or proceedings at Company’s cost and expense, and shall consent to any reasonable settlement of such complaint or claim approved by the Company.

8.2
Without derogation from Company’s liability under this Agreement and/or under any applicable law, including the Ministry of Health Directive, Company undertakes to present the Fund an Insurance Certificate according to the law of Israel and the Guidelines of the Ministry of Health. The Certificate will specifically include the following provisions:

Type of insurance – one of the followings:

No Fault Insurance for Clinical Trial with a specific sub-limit for not less than $3,000,000 any one Occurrence and in the aggregate;
or

Liability Insurance including coverage for Clinical Trials with a specific sub-limit for not less than $3,000,000 any one Occurrence and in the aggregate.

The policy shall include as additional insured the Fund, the Tel Aviv Sourasky Medical Centre and/or their employees and/or the Principal Investigator and/or Sub Investigators and/or the Ethics Committee and/or any medical personnel involved in performing the Clinical Trial.

The insurance coverage shall be in force until the Trail and the discovery period shall be of 7 years.

8.5.
The Company hereby undertakes that any and all settlements of indemnification claims hereunder by the Company and/or its insurers will be free of admission of any liability whatsoever on the part of the Indemnitees.

8.6.	The Company’s undertaking under this section shall survive termination of this Agreement for whatever reason.

9.
Limitation of Liability. The Parties agree that the Parties shall be liable for direct damages only and that no Party shall be liable for indirect, incidental or consequential damages in connection with the Agreement.

10.	Intellectual Property

All rights and title to and/or interests in the data, information, conceptions, and results derived from the Trial and/or the Product as well as any inventions or discoveries invented, patent applications, or discovered in connection therewith, including without limitation, any materials, compositions, treatments or methods which may be developed based thereon (hereinafter, collectively the “IP”) are and shall be owned by and are and will be the sole and exclusive property of the Company.

The Fund and the Principal Investigator hereby assign and transfer and shall make efforts to cause all Trial Personnel to assign and transfer to the Company all right, title and interest to the IP and to any invention or other proprietary rights relating to or deriving from the conduct of the Trial which are conceived, reduced into practice or developed by them under or as a result of this Agreement or the performance of the Trial and agree to take all further acts reasonably required, at the Company’s expense, to convey title in such IP or other proprietary rights to the Company and/or to assist the Company, at the Company’s cost and expense, to perfect and protect such rights including by way of preparation, filing, and prosecution of any patent application, copyrights, or other rights on such proprietary rights and to maintain the same in any and all countries.

11.	Exploitation of the Trial Results

It is hereby agreed that the Company has and shall have the sole and absolute right, without limitation of time or place, worldwide (i.e., in Israel or abroad), subject only to limitations under the law and the regulations of the Ministry of Health, to make any and all uses of the IP, including without limitation to manufacture and/or market and/or sell and/or grant a right of use in the production and/or marketing rights of the Product and/or accompanying products which shall derive from the Trial, directly or indirectly, and rights to perform research and development on said IP, including any modifications and/or improvements of the same.

The Fund, the Principal Investigator, the Trial Personnel and all other employees of the Fund involved in conducting the Trial shall not have any claim or demand against the Company for any payment, royalties or compensation of whatever type deriving from the development or sale of any such medicine, medical devices, treatments or methods or any other rights pertaining to the data, information and/or results derived from conducting the Trial.

12.	Confidentiality

12.1
The Fund and the Principal Investigator undertake to keep, and shall cause all other Trial Personnel to keep, in absolute confidence, not to transfer or disclose to any person and/or entity and not to make any use, other than for purposes of the performance of the Trial, any information, data, inventions, conceptions, results, or know-how, whether orally or in writing, which shall come into their possession in relation to and/or in connection with the Trial, the Trial Results and/or the Product and/or the IP (hereinafter - the Confidential Information).

12.2
It is hereby clarified that submission of the Confidential Information pursuant to the demands of the authorities operating by virtue of the law and according to their authority, after prior written notice has been delivered with respect to same to the Company, as well as the exposure of Confidential Information, after it has become public domain, but not as a result of its being published in a patent application or granted patent, and not as a result of the acts and omissions of the Hospital, the Fund, the Principal Investigator and/or any other Trial Personnel, shall not be considered a breach of this Agreement.

12.3
At the request of the Company, the Principal Investigator or the Fund, as the case may be, will return to the Company all copies or other manifestations of Confidential Information that may be in the possession of the Principal Investigator or the Fund, except for materials that have to be retained by the Principal Investigator or the Fund in accordance with applicable law.

13.	Publications

13.1
The Principal Investigator and the Fund hereby undertake to submit to the Company all drafts of any publications proposed for publication by the Principal Investigator, no later than sixty (60) days prior to the submission of any form of such publication or drafts thereof to any journal, publisher, and/or any other third party.

13.2
The Company hereby undertakes to promptly inform the Principal Investigator and the Fund of any changes and/or deletions the Principal Investigator is to perform in such publications, required for the purpose of preserving the confidentiality and proprietary rights of the Company under this Agreement. It is agreed that the Principal Investigator and/or the Fund shall not make any publication of information to which the Company objects under this sub-section 12.2.

13.3
Without derogating from the above, the Company hereby undertakes to abide by the rules of publications issued by the Ministry of Health including and without limitation the Guidelines for the Conduct of Clinical Trials in Human Subjects issued by the Israeli Ministry of Health in 2006, or any guidelines issued in addition thereto or in substitution thereof.

13.4
As a condition for performing the Trial, the Company shall be responsible for publishing the Trial in the NIH web sites in accordance with the instructions of the General Manager of the Israeli Ministry of Health published in 4/9/05.

14.	Relations of the Parties

This Agreement shall not create relations of agency and/or partnership and/or employer-employee relations between the Company and the Fund and/or Hospital and/or the Principal Investigator and/or the Trial Personnel.

15.	Suspending Conditions

The Parties hereby agree and undertake that the Agreement shall not enter into effect before the three (3) following cumulative approvals shall have been granted with regard to the Trial; provided, however, that the rights and obligations provided in Section 11 above shall be effective from the date of execution of this Agreement:

15.1	Approval of the Trial Protocol by the IRB and/or by the Ministry of Health, if required by the National Health Regulations.

The Principal Investigator shall submit the Trial Protocol to the IRB to obtain approval for conducting the Trial and/or to the Ministry of Health, if required by the National Health Regulations.

15.2	Approval of this Agreement in general and its Budget by the Ministry of Health and specifically by the Contracting Committee of the Ministry of Health.

15.3	Pursuant to section 8.5 of this Agreement, a written Confirmation of Insurance shall be provided to the Fund.

16.	Governing Law and Jurisdiction

16.1	This Agreement shall be exclusively governed by the Laws of the State of Israel.

16.2
Any dispute, controversy or claim arising under, out of or relating to this Agreement (and subsequent amendments thereof), its validity, binding effect, interpretation, performance, breach or termination, including tort claims, shall be exclusively referred to the competent courts in Tel Aviv, Israel.

17.	Non-Waiver of Rights

A Party to this Agreement shall not be considered as waiving its rights which it has acquired pursuant to the same and by virtue thereof because it has failed to ensure the immediate enforcement of any right or because it has granted another Party an extension or delay, and a waiver or extension granted in one case shall not be considered or regarded as a waiver or extension in another, whether in the same matter or in another matter.

18.	Endorsement, Assignment and Transfer

A Party to this Agreement shall not transfer, endorse or assign its debts, obligations or rights pursuant to and by virtue of this Agreement, or a part thereof (each, an “Assignment”), all as the case may be (hereinafter - the Transferor) to any third party, unless the prior written consent of the other Parties has been obtained. Notwithstanding the foregoing, the Fund shall not, without reasonable ground, withhold its consent to any Assignment by the Company if such Assignment is being made (a) to any entity that acquires fifty percent (50%) or more of that Company’s shares or voting securities or all or substantially all of its assets, or (b) as part of a reorganization, re-incorporation or merger of the Company. Subject to the foregoing, this Agreement will benefit and bind the parties’ successors and assigns.

19.	Cooperation between the Parties

The Parties shall take all actions necessary to execute the provisions of this Agreement, and shall cause that at each one of them all the decisions required by this Agreement will be made and all the acts performed. The Parties shall cooperate with each other and shall act in good faith in all things relating to their engagement in this Agreement and all matters derived therefrom.

20.	Force Majeure

20.1
Notwithstanding the aforesaid in this Agreement, a delay in the performance of an obligation imposed on any Party due to an event which falls under the definition of the term “Force Majeure” shall not be considered a breach of the Agreement, and performance of the said obligation shall be deferred until a date when the hindrance is removed, whereas the schedule will be amended accordingly, unless the performance has become, due to the delay, unreasonable under the circumstance of the matter.

20.2
For purposes of this Agreement, the term “Force Majeure” shall mean acts of war, acts of terror, sabotage, general conscription, decisions of legal tribunals (including injunctions, whether temporary or permanent), the acts and omissions of an authority operating pursuant to law, statute, strikes, state of emergency at the Hospital, and general stoppage of the economy, natural disasters and other events that are not under the reasonable control of the Party alleging the occurrence of the “Force Majeure” event if that same Party alleging the occurrence of the said “Force Majeure” event has taken all reasonable measures to prevent their occurrence and/or continuance.

21.	Interpretation

21.1	Any change or addition to this Agreement shall be made in writing and with the signatures of all of the Parties affected by said change or addition only.

21.2
In the event it is determined that any provision of this Agreement - which does not constitute a material and basic term herein - is invalid, illegal or unenforceable, this will be insufficient to cause the avoidance of the rest of the provisions of this Agreement and/or to affect the validity, legality or the possibility of the enforcement of the rest of the provisions, as stated.

21.3
This Agreement shall replace any prior binder, representation, engagement, arrangement or agreement between the parties, the subject matter of which is the Trial, and voids them to the extent that they exist.

22.	Notice and Addresses

22.1	The addresses of the Parties for purposes of this Agreement shall be: -

The Company – Misgav Business Par, P.O. Box 14, Misgav 20179

The Fund - 6 Weizmann Street, Tel-Aviv

The Principal Investigator – at the Fund.

22.2	A Party who shall change its address will submit notice of the same within a reasonable time to the other Parties.

22.3	A notice that must be submitted pursuant to this Agreement will be delivered to the Parties at the addresses specified above, by personal delivery.

22.4	Any notice submitted in accordance with this section shall be considered as if delivered to its address after the passing of one business day from the date on which receipt has been confirmed.

In witness whereof the parties set their hands

on the date and at the location set forth above: -

/s/ Andrew L. Pearlman	/s/ Raz Tabib Raz Tabib General Manager Research & Development Fund Tel-Aviv Sourasky Medical Center Israel	/s/ Doron Schwartz Doron Schwartz, MD Tel-Aviv Sourasky Medical Center Israel

The Company	The Fund	The Principal Investigator

Appendix A - Trial Protocol

Appendix B - List of Trial Personnel

1.	Dr. Doron Swartz – Principle Investigator

2.	Dr. Gil Tzarnin – sub Principle Investigator

3.	Prof. Don Silverberg – sub Principle Investigator

4.	Ofer Rap – Site Study Coordinator

Appendix C - Trial Budget and Schedule of Payments

	Ichilov Budget
Itemized per patient fees:	Quantity	ea.	Total
Sub Investigator	1	$2,300	$2,300
Sub Investigator	1	$1,725	$1,725
Sub Investigator	1	$1,725	$1,725
Plastic surgeon (per procedure)	2	$575	$1,150
Operating room nurse (per procedure)	2	$173	$345
Per Patient subtotal			$7,245

Extended follow-up - per month per patient	1	$575	$575
Screening without enrollment (per patient)	1	$575	$575
Patient reimbursement (estimated per patient)		$2,000	$2,000

Notes:
Central lab (AML), travel expenses, shipments - are paid directly by Medgenics to the subcontractors.
Patient travel expenses will be paid to the taxi service directly by Medgenics.

Payment Terms:

1.	On receipt of invoice, Net +30 days

2.	For each patient recruited into the trial, the Company will be invoiced:

a.	60% at patient enrollment

b.	40% at patient termination (or completion of 6 months of follow-up)

c.	Extended follow-up: invoiced on a quarterly basis

d.	Patient reimbursement will be charged to the Company without overhead, invoiced on a quarterly basis